Exhibit 11

                                                 Oxford Resources Corp.
                                                       and Subsidiaries
                                            Statement of Computation of
                                                   Net Income Per Share
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Three Months Ended September 30,                   1996          1995
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(In thousands except per share data)

Net income                                        $ 5,700       $ 4,035
                                                  -------       -------
Weighted average common shares
  outstanding                                      14,840        13,268
Common stock equivalents                              195           213
                                                  -------       -------
Weighted average number of common
  and common equivalent shares outstanding         15,035        13,481
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Primary earnings per share                        $  0.38       $  0.30
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